Smith Barney Diversified Large Cap Growth Fund
Smith Barney Small Cap Growth Opportunities Fund
Smith Barney Capital Preservation Fund
Smith Barney Capital Preservation Fund II
Smith Barney Short Duration Municipal Income Fund

Sub-Item 77Q1 (Legg Mason Transaction)

Registrant incorporates by reference Registrant's Supplement dated JUNE 28, 2005 filed on JUNE 28, 2005.
(Accession No. 0001193125-05-133550)